Exhibit 10 (d), Form 10-K
                                                  Kansas City Life
                                                  Insurance Company





                         FIRST AMENDMENT

                        KANSAS CITY LIFE
                       EXCESS BENEFIT PLAN


                            ARTICLE I
                           Definitions
     1.01 "Act" shall mean the Employee Retirement Income Security Act of 1974 (ERISA), as from time to time amended.
     1.02 "Pension Plan" shall mean the Kansas City Life Insurance Company Cash Balance Pension Plan, as amended from time to time.
     1.03 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
     1.04 "Company" shall mean Kansas City Life Insurance Company and any of its subsidiaries or affiliated business entities parti-cipating in the Pension Plan.
     1.05  "Effective date" shall mean January 1, 1998.
     1.06 "Maximum benefit" shall mean the maximum benefit permitted by Sections 415 and 401(a)(17) of the Code to be paid a participant of a defined benefit plan qualified under Sections 401(a) and 501(a).
     1.07 "Participant" shall mean any employee of the Company who is an active participant in the Pension Plan on or after the effective date and whose pension benefits determined on the basis of the provisions of such Pension Plan, without regard to the limitations of the Code, would exceed the maximum benefit limited under Sections 415 and 401(a)(17) of the Code.
     1.08 "Plan" shall mean the Kansas City Life Excess Benefit Plan, as from time to time amended or restated, which shall be an unfunded plan as defined in Act Section 3(36) and Department of Labor Regulation 2520.104-23.
     1.09 "Unrestricted benefit" shall mean the maximum normal, early, or deferred vested retirement benefit, payable pursuant to provisions of the Pension Plan, whichever is applicable, determined without regard to the limitations of the Code imposed under Sections 415 and 401(a)(17).

                           ARTICLE II
                            Benefits
     2.01 Normal retirement benefit: Upon the retirement of a participant, as provided under the Pension Plan, such participant shall be entitled to a benefit equal in amount to his unrestricted benefit less the maximum benefit.
     2.02 Deferred vested retirement benefit: If a participant terminates employment with the Company and is entitled to a deferred vested retirement benefit provided under the Pension Plan, such a participant shall be entitled to a benefit equal to his unrestricted benefit less the maximum benefit.
     2.03 Spouse's pension benefit: Subject to Section 2.04 below, upon the death of a participant whose spouse is eligible for a pre- or post-retirement surviving spouse benefit under the Pension Plan, the participant's surviving spouse shall be entitled to a benefit equal to the surviving spouse benefit determined in accordance with the provisions of the Pension Plan without regard to the limitation under Code Sections 415 and 401(a)(17) less the maximum benefit.
     2.04 Optional forms of benefit payment: A retirement benefit payable under this ARTICLE II shall be paid at such time or times in such form as the participant may have elected pursuant to the provisions of the Pension Plan. The election to receive a lump sum payment must be filed with the Administrative Committee at least six (6) months prior to payment being received. However, a participant entitled to a benefit from the Pension Plan in 1998 may elect to receive a lump sum payment in 1998 without regard to this six (6) month requirement. Participants who are receiving monthly benefits on January 1, 1998 from this Plan are not eligible to elect a lump sum payment. The lump sum shall be determined in the same manner as it is determined under the Pension Plan.

                           ARTICLE III
                   Administration of the Plan
     3.01 Administrator: The Plan shall be administered by the Administrative Committee elected by the Company pursuant to the Pension Plan, and subject to such authority detailed therein. The Administrator shall have the sole duty and responsibility of main-taining records, making the requisite calculations, and disbursing the payments hereunder. The Administrator shall have full and complete discretionary authority in performing its duties. The Administrator's interpretations, determinations, regulations, and calculations shall be final and binding on all persons and parties concerned.
     3.02 Amendment and termination: Kansas City Life Insurance Company may amend or terminate the Plan at any time, provided, however, that no such amendment or termination shall adversely affect a benefit to which a terminated or retired participant or his beneficiary is entitled under ARTICLE II prior to the date of such amendment or termination unless the participant becomes entitled to an amount equal to such benefit under another plan or practice adopted by the Company.
     3.03 Payments: The Company will pay all benefits arising under this Plan and all costs, charges, and expenses relating thereto.
     3.04 Non-assignability of benefits: The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or sub-jected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be termi-nated by the Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.
     3.05 Status of Plan: The benefits under this Plan shall not be funded, but shall constitute liabilities by the Company payable when due.
     3.06 Non-guarantee of employment: Nothing contained in this Plan shall be construed as a contract of employment between the Company and any participant, or as a right of any participant to be continued in employment of the Company, or as a limitation on the right of the Company to discharge any of its employees, with or without cause.
     3.07 Applicable law: All questions pertaining to the con-struction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not pre-empted by such laws, by the laws of the State of Missouri.
     IN WITNESS WHEREOF, Kansas City Life Insurance Company has caused this Agreement to be executed by its duly authorized officers.

                              KANSAS CITY LIFE INSURANCE COMPANY

                              By:
                              Its:   Senior Vice President



ATTEST:




       Assistant Secretary